Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Third Quarter 2016 Financial Results

INCLINE VILLAGE, NV, November 3, 2016 – PDL BioPharma, Inc. (PDL or the Company) (NASDAQ: PDLI) today reported financial results for the third quarter ended September 30, 2016 including:

•	Total revenues of $53.6 million and $177.8 million for the three and nine months ended September 30, 2016, respectively.

•	GAAP diluted EPS of $0.08 and $0.45 for the three and nine months ended September 30, 2016, respectively.

•	GAAP net income attributable to PDL's shareholders of $13.9 million and $73.9 million for the three and nine months ended September 30, 2016, respectively.

•	Non-GAAP net income of $18.9 million and $118.2 million for the three and nine months ended September 30, 2016, respectively.

The largest component of the difference in non-GAAP net income compared to GAAP net income is the exclusion of (i) the mark-to-market reduction in fair value of our investments in royalty rights and (ii) the amortization of intangible assets. A full reconciliation of all components of the GAAP to non-GAAP quarterly financial results can be found in Table 4 at the end of this release.

Revenue Highlights

•	Total revenues of $53.6 million for the three months ended September 30, 2016 included:

◦	Royalties from PDL's licensees to the Queen et al. patents of $15.0 million, which consisted of royalties earned on sales of Tysabri® under a license agreement;

◦
Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of $16.1 million, which consisted of the change in estimated fair value of our royalty right assets, primarily related to the Depomed, Inc., University of Michigan and AcelRx Pharmaceuticals, Inc. royalty rights acquisitions;

◦	Interest revenue from notes receivable financings to late-stage healthcare companies of $8.6 million; and

◦	Product revenues from sales of Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world of $14.1 million.

•	Total revenues decreased by 57 percent for the three months ended September 30, 2016, when compared to the same period in 2015.

◦
The decrease in royalties from PDL's licensees to the Queen et al. patents is due to the expiration of the patent license agreement with Genentech, Inc. PDL continues to receive royalties on sales of Tysabri. The duration of this royalty payment is based on the sales of product manufactured prior to patent expiry, the amount of which is uncertain.

◦
The increase in royalty rights - change in fair value was driven by the $9.6 million increase in the fair value of the Depomed royalty rights assets primarily due to a $5.0 million milestone payment based on FDA approval of Invokamet® XR, a Type 2 diabetes drug in our Depomed portfolio, an adjustment to the timing of its estimated cashflows and a reduction in discount rate.

◦	PDL received $15.3 million in net cash royalty and milestone payments from its royalty rights in the third quarter of 2016, compared to $6.9 million for the same period of 2015.

◦	The decrease in interest revenues was primarily due to ceasing to recognize interest from Direct Flow Medical, Inc. notes receivable.

◦
Product revenues were derived from sales of Tekturna and Tekturna HCT in the United States and Rasilez and Rasilez HCT in the rest of the world (collectively, the Noden Products). Pursuant to the purchase agreement, when Noden Pharma DAC (Noden) acquired the exclusive worldwide rights to manufacture, market, and sell the Noden Products from Novartis. Novartis continued distributing the Noden Products during the third quarter of 2016 and transferred profits with Noden on a net basis (i.e. net of cost of manufacturing and a fee to Novartis). Noden is commercializing the products in the U.S. as of the fourth quarter of 2016.

◦	Total revenues decreased by 57 percent for the nine months ended September 30, 2016, when compared to the same period in 2015.

◦	The decrease in royalties from PDL's licensees to the Queen et al. patents is due to the expiration of the patent license agreement with Genentech, Inc.

◦
The decrease in royalty rights - change in fair value was driven by the $19.2 million decrease in the fair value of the Depomed royalty rights asset, and a $3.4 million decrease in the fair value of the University of Michigan royalty right asset.

◦
PDL received $47.2 million in net cash royalty payments and milestone payments from its acquired royalty rights in the nine months ended September 30, 2016, compared to $9.0 million for the same period of 2015.

◦	Product revenues and interest revenue variances were the same as the three months ended September 30, 2016.

Operating Expense Highlights

•
Operating expenses were $21.0 million for the three months ended September 30, 2016, compared to $8.5 million for the same period of 2015. The increase in operating expenses for the three months ended September 30, 2016, as compared to the same period in 2015, was primarily a result of the product sales segment acquisition, contributing an additional $6.0 million of acquisition intangible amortization, $2.1 million in a change in fair value in acquisition-related contingent consideration, $1.9 million in research and development costs for the completion of a pediatric trial for the acquired branded prescription medicines Tekturna by Noden and acquisition related costs of $0.5 million. General and administrative expenses increased by $1.9 million, of which $1.1 million relates to an increased headcount and expenses due to the Noden related product acquisitions and $0.3 million relates to additional stock-based compensation expenses and an increase in legal services mostly related to ongoing legal proceedings.

•
Operating expenses were $40.7 million for the nine months ended September 30, 2016, compared to $23.5 million for the same period of 2015. The increase in operating expenses for the nine months ended September 30, 2016, as compared to the same period in 2015, was the result of the expenses related to the acquisition of the Noden Products.

Other Financial Highlights

•	PDL had cash, cash equivalents, and investments of $114.6 million at September 30, 2016, compared to $220.4 million at December 31, 2015.

◦
The decrease was primarily attributable to the acquisition of a business, net of cash of $109.9 million, the purchase of a certificate of deposit for $75.0 million, the purchase of additional royalty rights for $59.5 million, repayment of the March 2015 Term Loan for $25.0 million, payment of dividends of $16.4 million, an additional note receivable purchase of $8.0 million, the purchase of short-term investments of $8.0 million, and the payment of debt issuance costs of $0.3 million, partially offset by the repayment of a note receivable balance of $54.7 million, proceeds from royalty right payments of $47.2 million, proceeds from the sale of available-for-sale securities of $1.7 million, cash received from a noncontrolling investor of $0.3 million and cash generated by operating activities of $86.1 million.

•	Net cash provided by operating activities in the nine months ended September 30, 2016 was $86.1 million, compared with $231.4 million in the same period in 2015.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, November 3, 2016.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 6554182. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 10, 2016, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 6554182.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL seeks to optimize its return on investments so as to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In late 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities and in 2016, began making equity investments in commercial stage companies, the first being Noden Pharma DAC. PDL has committed over $1.4 billion and funded approximately $1.1 billion in these investments to date.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it has received significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 23, 2016, as updated by subsequent periodic filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues
Royalties from Queen et al. patents	$14,958	$119,222	$150,645	$363,916
Royalty rights - change in fair value	16,085	(4,280)	(11,872)	19,298
Interest revenue	8,594	9,096	24,901	28,596
Product revenue, net	14,128	—	14,128	—
License and other	(127)	580	7	580
Total revenues	53,638	124,618	177,809	412,390

Operating Expenses
Amortization of intangible assets	6,014	—	6,014	—
General and administrative expenses	10,396	8,450	27,193	23,545
Sales and marketing	11	—	11	—
Research and development	1,933	—	1,933	—
Change in fair value of anniversary payment and contingent consideration	2,083	—	2,083	—
Acquisition-related costs	546	—	3,505	—
Total operating expenses	20,983	8,450	40,739	23,545
Operating income	32,655	116,168	137,070	388,845

Non-operating expense, net
Interest and other income, net	162	87	404	294
Interest expense	(4,513)	(5,901)	(13,524)	(21,710)
Total non-operating expense, net	(4,351)	(5,814)	(13,120)	(21,416)

Income before income taxes	28,304	110,354	123,950	367,429
Income tax expense	14,400	40,895	50,011	135,208
Net income	13,904	69,459	73,939	232,221
Net loss attributable to noncontrolling interests	3	—	3	—
Net income attributable to PDL's shareholders	$13,907	$69,459	$73,942	$232,221

Net income per share
Basic	$0.08	$0.42	$0.45	$1.42
Diluted	$0.08	$0.42	$0.45	$1.42

Shares used to compute income per basic share	163,856	163,560	163,771	163,314
Shares used to compute income per diluted share	164,285	163,742	164,075	163,899

Cash dividends declared per common share	$—	$—	$0.10	$0.60

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30,	December 31,
	2016	2015
Cash, cash equivalents and investments	$114,575	$220,352
Total notes receivable	$320,997	$364,905
Total royalty rights - at fair value	$399,592	$399,204
Total assets	$1,216,066	$1,012,205
Total term loan payable	$—	$24,966
Total convertible notes payable	$234,895	$228,862
Total stockholders' equity	$753,856	$695,952

TABLE 3
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2016	2015
Net income	$73,939	$232,221
Adjustments to reconcile net income to net cash provided by operating activities	22,682	386
Changes in assets and liabilities	(10,556)	(1,221)
Net cash provided by operating activities	$86,065	$231,386

TABLE 4
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET INCOME AND DILUTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amount)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
GAAP net income attributed to PDL's shareholders as reported	$13,907	$69,459	$73,942	$232,221
Adjustments to Non-GAAP net income (as detailed below)	4,960	10,122	44,211	(2,535)
Non-GAAP net income attributed to PDL's shareholders	$18,867	$79,581	$118,153	$229,686

An itemized reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
GAAP net income attributed to PDL's shareholders as reported	$13,907	$69,459	$73,942	$232,221
Adjustments:
Mark-to-market adjustment to fair value assets	(754)	11,159	59,112	(10,328)
Non-cash interest revenues	(468)	(1,366)	(2,744)	(4,775)
Non-cash stock-based compensation expense	1,050	621	2,649	1,348
Non-cash debt offering costs	2,048	5,678	6,067	9,744
Mark-to-market adjustment on warrants held	128	—	875	—
Amortization of the intangible assets	6,014	—	6,014	—
Mark-to-market adjustment of anniversary payment and contingent consideration	2,083	—	2,083	—
Income tax effect related to above items	(5,141)	(5,970)	(29,845)	1,476
Total adjustments	4,960	10,122	44,211	(2,535)
Non-GAAP net income	$18,867	$79,581	$118,153	$229,686

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income“ is not based on any standardized methodology prescribed by GAAP and represent GAAP net income adjusted to exclude (1) mark-to market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) non-cash interest revenue from notes receivable (3) stock-based compensation expense, (4) non-cash interest expense related to PDL debt offering costs, (5) mark-to market adjustments related to warrants held, (6) mark-to-market adjustment related to acquisition-related contingent considerations, (7) amortization of intangible assets, and to adjust (7) the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.